UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2020

CHIPOTLE MEXICAN GRILL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32731	84-1219301
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

610 Newport Center Drive

Newport Beach, CA 92660

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (949) 524-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	CMG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chipotle Mexican Grill, Inc. announced that, on March 3, 2020, its Board of Directors appointed Brian Niccol, the Company’s Chief Executive Officer, to the additional position of Chairman of the Board of Directors, effective immediately. Steve Ells, Founder of the Company, has relinquished the position of Executive Chairman and has stepped down as a director. A copy of the press release issued by Chipotle is filed as an exhibit to this report.

Neil Flanzraich, Lead Independent Director speaking on behalf of the Board of Directors, said, “Steve Ells is a visionary founder who not only created a new and successful brand, but also revolutionized casual dining in 1993 with the introduction of Chipotle and the concept of food with integrity. We are grateful for all that Steve has done for Chipotle, including helping build and guide the current leadership team, and for his service as Executive Chairman during the last two years.”

Under his employment agreement with Chipotle, Steve Ells is entitled to assert that his employment with the company ended for “Good Reason” and he has decided to assert that right. As a result, Chipotle will continue to pay his $900,000 annual base salary for two years. In addition, the Compensation Committee of the Board of Directors approved the continued vesting in full of two of Mr. Ells’ outstanding long-term equity awards, which were granted to Mr. Ells in February 2019 in lieu of a cash bonus for 2019 performance. The Committee believes this is equitable, because if Mr. Ells had elected to receive his 2019 bonus in cash rather than stock he would have been paid in full. Mr. Ells’ employment agreement specifies that for two years after he leaves Chipotle, he will comply with restrictive covenants contained therein. He has agreed to extend those restrictive covenants for an additional two years in consideration for an annual incentive plan bonus equal to $1.0 million each year for two years and continued payment of his insurance premiums.

The Board also announced that directors Matthew Paull and Paul Cappuccio will not be nominated for re-election to the Board at the 2020 Annual Meeting of Shareholders. Chipotle previously entered into an agreement with Pershing Square Capital Management, L.P. in December 2016 (the “Pershing Agreement”) pursuant to which directors Ali Namvar and Matthew Paull were initially appointed to the Board. Pershing Square’s beneficial ownership of Chipotle shares recently dropped below 5%. In light of the reduced ownership, Matthew Paull will not stand for re-election to the Board at the 2020 Annual Meeting of Shareholders, but Ali Namvar will continue to serve on the Board. In addition, Paul Cappuccio recently communicated to the Board that he accepted a new full-time position that leaves him less time to devote to the Chipotle Board, and the Board does not intend to renominate Mr. Cappuccio for re-election at the 2020 annual meeting of shareholders.

Brian Niccol said, “Matt and Paul have been vital members of the Board through a transformational time in the company’s history. Their strategic maturity and clear-eyed business experience have benefited this company tremendously.”

In connection with Mr. Ells’ departure from the Board, the size of the Board was reduced to nine directors. Following the 2020 Annual Meeting, the Chipotle Board will be comprised of seven directors, six of whom are independent. The Board is committed to ongoing director refreshment and continues to consider new, qualified and independent directors.

The press release issued by Chipotle on March 6, 2020 announcing these changes is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 99.1	Press Release dated March 6, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chipotle Mexican Grill, Inc.

March 6, 2020	By:	/s/ Roger Theodoredis
	Name:	Roger Theodoredis
	Title:	General Counsel